EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33487, 333-105833, 333-161592, 333-205434, 333-231926, 333-239460, 333-272945 on Form S-8, and Registration Statement 333-260745 on Form S-3 of our reports dated February 28, 2025 relating to the financial statements of Barrett Business Services, Inc., and the effectiveness of Barrett Business Services, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Barrett Business Services, Inc. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
February 28, 2025